Exhibit 10.1

UNWIND AGREEMENT

THIS UNWIND AGREEMENT (the “Agreement”) effective this 29th day of October, 2010 by and between Milwaukee Iron Arena Football, Inc., a Nevada corporation (“Iron”), Milwaukee Iron Arena Football Club, Inc. (“Iron Sub”), Andrew Vallozzi III, Richard Astrom and all of the individuals set forth on Schedule A to this Agreement (the “Members”) and Bradley David LaCombe, Gary Miller, Michael Carpenter, Michael Whitely and Todd D. Hansen, jointly and severally as guarantors (the “Guarantors”).

RECITALS

A.     On January 26, 2010, the Iron (f/k/a Genesis Capital Corporation of Nevada), Iron Sub (f/k/a Genesis Capital Acquisition Corp.), a wholly-owned subsidiary of Iron (“Iron Sub”), Milwaukee Iron Professional Arena Football, LLC, a Wisconsin limited liability company (“MIPAF”), Wisconsin Professional Arena Football Investment LLC, a Wisconsin limited liability company (“WPAFI”) and Richard Astrom closed the merger set forth in the Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which MIPAF and WPAFI merged with and into Iron Sub, with Iron Sub continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of the Iron (the “Merger”).

B.     Pursuant to the Merger, Iron issued to the Members of MIPAF and WPAFI (the “Members”) 29,040,000 shares of its common stock (the “Iron Shares”) in exchange for all the Members’ ownership interests in MIPAF and WPAFI such that the Members owned the shares of the Iron as set forth opposite their name on Schedule “A” attached hereto.

C.     As part of the Merger, certain service providers received Iron Shares for services rendered in connection with the Merger. In particular 246,999 Iron Shares were issued for services rendered.

D.     The parties hereto are desirous of unwinding the Merger, such that all of the Members surrender to Iron all of their shares and rights in Iron and Iron conveys to the Members all of its shares, rights and ownership interest in Iron Sub (the “Iron Sub Shares”), a wholly-owned subsidiary of Iron, such that immediately following this transaction Iron has 28,793,001 fewer shares issued and outstanding and the Members own all the capital stock of Iron Sub and none of the Members or their assigns own any interest in Iron, its Affiliates or its properties.

E.     Certain Members, to wit: Bradley David LaCombe, Gary Miller, Michael Carpenter, Michael Whitely and Todd D. Hansen have agreed to be personally bound and act as personal guarantors, jointly and severally, as to the Members financial obligations to the Iron as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, undertakings, representations and warranties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     RECITALS. The above recitals are true and correct and incorporated herein.

2.     UNWIND.

(a)      The Unwind. In accordance with the provisions of this Agreement and its Exhibits and Schedules , on the Closing Date (as defined below), the Members and or their assigns shall deliver to Iron the Iron Shares, constituting all of the Iron common stock owned by the Members and their assigns, including the rights to any warrants, earn out shares or other form of equity, and in exchange therefore Iron shall deliver to the Members the Iron Sub Shares, constituting all of the Iron Sub common stock owned by Iron and its assigns, including the rights to any warrants, earn out shares or other form of equity.

(b)     Delivery of Stock Certificates - Members. The Members shall deliver to Iron on the Closing Date any and all certificates evidencing an Iron share, together with such executed stock power(s) as may be reasonably requested in order to complete the transfer, together with a general assignment of any warrants, earn out shares or other form of equity. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, Iron shall accept such affidavit in lieu of the share certificate required to be delivered hereunder. Provided however, that Iron’s transfer agent requirements regarding such lost, stolen or destroyed certificate must be complied with by the Member making such claim.

(c)     Delivery of Stock Certificates - Iron. Iron shall deliver to the law offices of Terschan, Steinle & Ness on the Closing Date any and all certificates evidencing the Iron Sub shares, together with such executed stock power(s) as may be reasonably requested in order to complete the transfer, together with a general assignment of any warrants, earn out shares or other form of equity. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Members shall accept such affidavit in lieu of the share certificate required to be delivered hereunder.

(d)     Deliver of Promissory Notes/Personal Guarantees. Bradley David LaCombe, Gary Miller, Michael Carpenter, Michael Whitely and Todd D. Hansen shall deliver to the Iron original fully executed Promissory Notes/Personal Guarantees in the form of Exhibit “A” hereto, on the Closing Date. The Notes/Guarantees shall provide for the payment in full of the financial obligations set forth therein on the sooner of seven (7) days from the Closing of a transfer of full or partial ownership of any of the equity or assets of the Iron Sub or 120 days from the date of this Agreement, whichever shall first occur.

(e)     No Further Ownership Rights. From and after the Closing Date, the Members shall cease to have any rights with respect to Iron, the Iron Shares and any of Iron’s (and its Affiliates’) properties, except as otherwise provided for herein or by applicable law. From and after the Closing Date, Iron and its Affiliates shall cease to have any rights with respect to Iron Sub, the Iron Sub Shares and any of the Iron Subs (and its Affiliates’) properties, except as otherwise provided for herein or by applicable law.

(f)     Approval of Unwind. The Iron Board of Directors and the requisite Iron shareholders shall have approved this Agreement and the transactions contemplated hereby, on or before the Closing Date.

3.     TRANSACTIONS RELATED TO THE UNWIND

(a)      Release of the Members. On the Closing Date, Iron shall deliver to the Members a Release, in form and content substantially similar to that attached hereto as Exhibit 3(a), which provides that Iron, and its Affiliates release and disclaim any claims or interest Iron, or its Affiliates has or may have against the Members or in any properties or prospects of the Members either personally or in their capacity as officers and directors of Iron. This release shall include, but shall not be limited to, any interest which may be claimed by Iron, or its Affiliates, its shareholders, its creditors or any Person claiming by or through Iron, or its Affiliates, including debts and obligations, claims of investors, equity rights, creditor rights or any other claim on or against the Members. Provided however, that the Release Agreement shall not release any financial obliga tions of the Members set forth herein until such financial obligations have been satisfied in full.

(b)     Release of Iron. On the Closing Date, the Members and Iron Sub shall deliver to Iron a Release, in form and content substantially similar to that attached hereto as Exhibit 3(b), which provides that the Members and Iron Sub, and their Affiliates release and disclaim any claims or interest the Members and Iron Sub, or their Affiliates has or may have against Iron or in any properties or prospects of Iron. This release shall include, but shall not be limited to, any interest which may be claimed by the Members and Iron Sub, or their Affiliates, their shareholders, their creditors or any Person claiming by or through the Members and Iron Sub, or their Af filiates, including debts and obligations, claims of investors, equity rights, creditor rights or any other claim on or against Iron.

(c)     Cancellation of Stock Purchase Agreement. On or before the Closing Date, Andrew Vallozzi III shall have entered into and delivered to the Iron a rescission agreement termi nating that certain Stock Purchase Agreement, which rescission agreement shall be in the form and content substantially similar to that attached hereto as Exhibit 3(c) as an integral part of this Agreement.

(d)     Indemnification – Members/Iron Sub. The Members and the Iron Sub each agree to indemnify and hold harmless Iron and the former officers of Iron as provided in the Indemnification Agreement, in form and content substantially similar to that attached hereto as Exhibit 3(d) which Indemnity shall include any and all liabilities of the Iron Sub and any and all liabilities of the Milwaukee Iron Football Team.

(e)     Indemnification - Iron. Iron agrees to indemnify and hold harmless the Members as provided in the Indemnification Agreement, in form and content substantially similar to that attached hereto as Exhibit 3(e).

(f)     Expenses. Since the Merger and through the date of Closing, Iron has incurred and may yet incur various expenses, costs and fees, such as legal and accounting fees and other costs and expenses associated with the Merger, subsequent operations and the Unwind. Iron has agreed to accept the sum of Forty Thousand Dollars ($40,000) as reimbursement for such expenses. The sum of $40,000 shall be paid on the sooner of seven (7) days from the Closing of a transfer of full or partial ownership of any of the equity or assets of the Iron Sub or 120 days from the date of this Agreement, whichever shall first occur. Moreover, the obligation shall be personally guaranteed by Bradley David LaCombe, Gary Miller, Michael Carpenter, Michael Whitely and Todd D. Hansen, jointly and severally and shall be evidenced by execution of the Promissory Notes/Personal Guarantees attached hereto as Exhibit “A”. Each of the personal guarantors shall provide the Iron with personal financial statements prior to the Closing Date to evidence their ability to pay this obligation.

4.     THE CLOSING

(a)      Closing; Closing Date. The parties to this Agreement shall cause the Unwind to become effective and consummate the other transactions contemplated by this Agreement (the “Closing”) provided, however, in no event shall the Closing occur prior to the satisfaction of the conditions precedent set forth in Article 7 hereof. The date of the Closing is referred to herein as the “Closing Date.” The Closing shall take place at such offices as may be mutually agreed upon by the parties hereto, at 10:00 a.m., local time on the first business day following the day upon which all appropriate corporate action has been taken in accordance with Articles 2 and 7 and the conditions precedent set forth in Article 7 of this Agreement is fulfilled or waived, or at such other time, date and place as the parties may agree, but in no event shall such date be later than November 1, 2010 (the “Outside Date”), unless such date is extended by the requirements of law or the mutual agreement of the parties.

(b)     Iron Closing Actions. At the Closing, Iron shall deliver or cause to be delivered to the Members the following documents and/or shall take the following actions at the Closing, all of such actions being deemed to occur simultaneously:

(i)     Certificates evidencing all of Iron Sub Shares described in Section 2(c);

(ii)    The Release described in Section 3(a);

(iii)   The Indemnification Agreement described in Section 3(e);

(iv)   Resolutions of the board of directors of Iron dated at or about the Closing Date authorizing the Unwind;

(c)      Members Closing Actions. At the Closing, the Members and each of them shall deliver or cause to be delivered to Iron the following documents and/or shall take the following actions at the Closing, all of such actions being deemed to occur simultaneously:

(i)     Certificates evidencing all of the Iron Shares described in Section 2(b);

(ii)    The Release described in Section 3(b);

(iii)   The Indemnification Agreement described in Section 3(e);

(iv)   The Contract Release described in Section 3(c);

(v)     All Iron books, records, checkbooks and registers, accounts, receipts, contracts, Quickbooks and generally all materials necessary to conduct an audit of Iron’s books and records from January 1, 2010 to the closing date of this Agreement. This obligation shall specifically survive closing and the Members shall have an ongoing and continuing obligation to provide any such information that may come into their possession or knowledge. Moreover, the Members shall specifically cooperate with and provide assistance with the Iron’s accountants and auditors regarding any questions or issues with the financial information provided.

(vi)   The Promissory Notes/Personal Guarantees described in Section 3(f).

(d)      Other Actions.

(i)     Each of the parties to this Agreement shall have otherwise executed whatever documents and agreements, provided whatever consents or approvals and shall have taken all such other actions as are required under this Agreement; and

(ii)    Each of the parties hereto agree that no public or private announcement of this transaction shall be made, without the mutual written consent and agreement of the parties hereto. This provision may be enforceable by equitable means by any party hereto, and each of the parties hereto consents to injunctive or other such equitable relief to enforce the provisions hereof.

(iii)   The parties agree that Iron will file a Form 8-K with the SEC within four (4) days of the date first above written reporting this Unwind and the Joint Press Release referenced in Section 4(d)(ii) above.

5.     REPRESENTATIONS AND WARRANTIES OF IRON

Iron hereby makes the following representations and warranties.

(a)      Organization and Qualification. Iron is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its businesses as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. Iron is duly qualified as a foreign company or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)     Authorization; Validity and Effect of Agreement. Iron has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Unwind. The execution and delivery of this Agreement by Iron and the performance by Iron of its obligations hereunder and the consummation of the Unwind have been duly authorized by its board of directors and its shareholders and all other necessary company action on the part of Iron has been taken and no other company proceedings on the part of Iron are necessary to authorize this Agreement and the Unwind. This Agreement has been duly and validly executed and delivered by Iron and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Iron, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(c)     No Conflict; Required Filings and Consents. Neither the execution and delivery of this Agreement by Iron nor the performance by Iron of its obligations hereunder, nor the consummation of the Unwind pursuant to the terms of the Unwind, shall: conflict with Iron certificate or articles of incorporation or bylaws; violate any statute, law, ordinance, rule or regulation applicable to Iron, or any of its assets or properties; or violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Iron under, or result in the creation or imposition of any Liens upon any properties, assets or business of Iron under, any Material Contract or any order, judgment or decree to which Iron is a party or by which Iron, or any of its respective assets or properties is bound or encumbered except, in the case of clauses (ii) & (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

(d)     Properties and Assets. To the best of Iron’s knowledge, Iron has good and marketable title to, valid leasehold interests in, or the legal right to use, and hold free and clear of all Liens and Encumbrances, all of the assets to be conveyed. The consummation of the transactions contemplated by this Agreement will not constitute an event of default under any of said leases and the continuation, validity and effectiveness of such leases will not be adversely affected by the transactions contemplated by this Agreement.

(e)     No Undisclosed Liabilities. To the best of Iron’s knowledge, except as disclosed in the Iron Financial Statements and as disclosed by the existing officers and directors of Iron, Iron has no material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, and to the knowledge of Iron there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

(f)     Filing of Required Reports. To the best of Iron’s knowledge, Iron has filed with all appropriate governmental and regulatory agencies all forms, reports, schedules, statements and other documents required to be filed by it under applicable law, rule or regulation.

6.     REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each of the Members hereby makes the following representations and warranties:

(a)      Authority and Qualification. Each of the Members has the power and authority to enter into this Agreement.

(b)     Authorization; Validity and Effect of Agreement. This Agreement has been duly and validly executed and delivered by the Members and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of the Members, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(c)     No Conflict; Required Filings and Consents. Neither the execution and delivery of this Agreement by any of the Members of their obligations hereunder, nor the consummation of the Unwind will: conflict with any other agreement to which they are a party; violate any statute, law, ordinance, rule or regulation, applicable to any of them or any of the properties or assets of Iron; or violate, breach, be in conflict with or constitute a default (or an event which, with n otice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Iron except as may be waived, or result in the creation or imposition of any Lien upon any properties, assets or business of Iron under any Material Contract or any order, judgment or decree to which Iron is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggre gate, would not have a Material Adverse Effect on its obligation to perform its covenants under this Agreement.

(d)     Litigation. There is no Action instituted, pending or threatened against any of the Members that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against any of them, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect. Additionally, the Members know of no other claims or potential claims except as disclosed to Iron and its auditors.

(e)     Financial Statements of Guarantors. Prior to the Closing Date the Guarantors shall have provided current true and correct financial statements to the Iron.

7.     CONDITIONS TO CONSUMMATION OF THE UNWIND

(a)      Conditions to Obligations of Iron. The obligations of Iron to consummate the Unwind shall be subject to the fulfillment by the Members or otherwise, or written waiver by Iron, at or prior to the Closing, of each of the following conditions:

(i)     The representations and warranties of the Members set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

(ii)    The Members shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with on or prior to the Closing Date;

(iii)   Each Member shall have caused to be delivered to Iron the certificates evidencing Iron Shares coupled with medallion signature guarantees, duly endorsed to Milwaukee Iron Arena Football, Inc and including, where applicable, resolutions or other forms of authorization. In addition, each Member must provide a check to Island Stock Transfer for $25 per certificate as a cancellation fee.

(iv)   Each Member shall have caused to be delivered to Iron the Release described in Section 3(b);

(v)    Each Member shall have caused to be delivered to Iron the Indemnification Agreement described in Section 3(e).

(vi)   The Guarantors shall have caused to be delivered to the Iron the Promissory Notes/Guarantees described in Section 3(f).

(b)      Conditions to Obligations of the Members. The obligations of the Members to consummate the Unwind shall be subject to the fulfillment by Iron, or written waiver by the Members, at or prior to the Closing, of each of the following conditions:

(i)     The representations and warranties of Iron set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

(ii)    Iron shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by Iron on or prior to the Closing Date;

(iii)   Iron shall have caused to be delivered to the Members the certificates evidencing Iron Sub Shares coupled with medallion signature guarantees, duly endorsed to Milwaukee Iron Professional Arena Football, LLC and including, where applicable, resolutions or other forms of authorization.

(iv)   Iron shall have delivered to the Members the Release described in Section 3(a);

(v)    Iron shall have caused to be delivered to the Members Indemnification Agreement described in Section 3(e).

(c)      Other Conditions to Obligations of the Parties. The obligations of parties hereto to consummate the Unwind shall be subject to the fulfillment, or written waiver by each of Iron and the Members, at or prior to the Closing, of each of the following conditions:

(i)     All director, shareholder, lender, lessor and other parties’ consents and approvals, as well as all filings with, and all necessary consents or approvals of, all federal, state and lo cal governmental authorities and agencies, as are required under this Agreement, applicable law or any applicable contract or agreement (other than as contemplated by this Agreement) to complete the Unwind shall have been secured; and

(ii)    No statute, rule, regulation, executive order, decree, preliminary or permanent injunction, or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or restricts the consummation of the Unwind.

8.     TERMINATION

(a)      Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(i)     by mutual consent of Iron and the Members;

(ii)    by Iron upon written notice to each of the Members if any of the conditions to the Closing set forth in Sections 7(b) or 7(c) shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by Iron; or

(iii)   by the Members upon written notice to Iron if any of the conditions to the Closing set forth in Sections 7(a) or 7(c) shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by the Members.

(b)      Procedures and Effect of Termination. In the event of termination of this Agreement pursuant to Section 8(a) hereof, written notice thereof shall forthwith be given by the te rminating party to the other party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the Unwind shall be abandoned without any further action by the parties hereto: provided, however, that if such termination shall result from the failure of a party to perform a covenant, obligation or agreement in this Agreement or from the breach by any party hereto of any representation or warranty contained herein, such party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach. If this Agreement is terminated as provided herein:

(i)     each party hereto shall redeliver, and shall cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of each party hereto relating to the Unwind, whether obtained before or after the date hereof; and

(ii)    each party agrees that all Confidential Information received by Iron on the one hand or the Members, on the other hand, with respect to the other party, this Agreement or the Unwind shall be kept confidential notwithstanding the termination of this Agreement except as required by law.

9.     MISCELLANEOUS

(a)      Entire Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)     Amendment and Modifications. This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

(c)     Extensions and Waivers. At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom en forcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

(d)     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto. Except as provided in this Article 9, nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(e)     Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall survive the Closing. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.

(f)     Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to sections or articles contained herein mean sections or articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

(g)     Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

(h)     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day; (iii) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage pr epaid; or (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at the following addresses:

If to the Iron or Iron Sub:

11415 NW 123 Lane
Reddick, FL 32686
Facsimile:
Attn: Richard Astrom

Copy to:

Legal & Compliance, LLC
330 Clematis Street, Suite 214,
West Palm Beach, FL 33401
Facsimile: (561) 514-0832
Attn: Laura E. Anthony, Esq.

If to the Members:

Gary Miller
12770 W. Silver Spring Dr.
Butler, WI 53007-0467

Copy to:

Terschan, Steinle & Ness
309 N. Water Street, Suite 215
Milwaukee, WI 53202

(i)      Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other transaction documents (whether brought against a party hereto or its respective Affiliates, directors, Managers, officers, shareholders, Members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Marion County in the State of Florida. This is an exclusive venue provision and a material provision to this Agreement.

(j)     Counterparts. This Agreement may be executed in two or more counterparts and delivered via facsimile, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement

(k)     Expenses. Each party shall responsible for their own expenses related to the preparation and consummation of this Agreement.

(l)     Certain Definitions. As used herein:

“Affiliate” shall have the meanings ascribed to such term in Rule 12(b)(2) of the Securities Exchange Act of 1934, as amended;

“Confidential Information” shall mean the existence and contents of this Agreement and the schedules and exhibits hereto, and all proprietary technical, economic, environmental, opera tional, financial and/or business information or material of one party that, prior to or following the Closing Date, has been disclosed by Iron, on the one hand, or the Members, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other;

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official.

“Knowledge” shall mean (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter;

“Liens” shall mean liens, pledges, charges, claims, security interests, purchase agreements, options, title defects, restrictions on transfer or other encumbrances, or any agreements (other than this Agreement) to do any of the foregoing, of any nature whatsoever, whether consensual, statutory or otherwise;

“Material Adverse Effect” shall mean any adverse effect on the business, condition (financial or otherwise) or results of operation of the applicable entity and its subsidiaries, if any, which is material to the applicable entity and its subsidiaries, if any, taken as a whole;

“Person” shall mean any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof;

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

Milwaukee Iron Arena Football, Inc.

By:	/s/ RICHARD ASTROM
Name:	Richard Astrom
Title:	Chief Executive Officer

Milwaukee Iron Arena Football Club, Inc.

By:	/s/ ANDREW VALLOZZI III
Name:	Andrew Vallozzi III
Title:

/s/ RICHARD ASTROM
Richard Astrom

Members:

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Guarantors:

/s/ BRADLEY DAVID LACOMBE	/s/ GARY MILLER
Bradley David LaCombe	Gary Miller

/s/ MICHAEL CARPENTER	/s/ MICHAEL WHITELY
Michael Carpenter	Michael Whitely

/s/ TODD D. HANSEN
Todd D. Hansen

Members:

(signatures continued on subsequent page(s))

UNWIND AGREEMENT

THIS UNWIND AGREEMENT (the “Agreement”) effective this 29th day of October, 2010 by and between Milwaukee Iron Arena Football, Inc., a Nevada corporation (“Iron”), Milwaukee Iron Arena Football Club, Inc. (“Iron Sub”), Andrew Vallozzi III, Richard Astrom and all of the individuals set forth on Schedule A to this Agreement (the “Members”) and Bradley David LaCombe, Gary Miller, Michael Carpenter, Michael Whitely and Todd D. Hansen, jointly and severally as guarantors (the “Guarantors”).

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